Exhibit 10.2

Execution Version

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”), dated November 1, 2018, is made and entered into by and among NREA VB I, LLC, a Delaware limited liability company (“NREA I”), NREA VB II, LLC, a Delaware limited liability company (“NREA II”), NREA VB III, LLC, a Delaware limited liability company (“NREA III”), NREA VB IV, LLC, a Delaware limited liability company (“NREA IV”), NREA VB V, LLC, a Delaware limited liability company (“NREA V”), NREA VB VI, LLC, a Delaware limited liability company (“NREA VI”), NREA VB VII, LLC, a Delaware limited liability company (“NREA VII”; NREA I, NREA II, NREA III, NREA IV, NREA V, NREA VI, and NREA VII individually and collectively, “Owner”), and VineBrook Homes, LLC, a Delaware limited liability company (“Manager”).

RECITALS

WHEREAS, certain subsidiaries of VineBrook Homes Trust, Inc., a Delaware corporation (the “REIT”), and Affiliates of Manager entered into (a) those certain Partnership Interest Purchase and Sale and Contribution Agreements, dated July 18, 2018, to acquire all of the issued and outstanding partnership interests of VineBrook Annex I, L.P. (“Annex I”), and VineBrook Annex B, L.P. (“Annex B”), (b) those certain Partnership Merger Agreements, dated July 18, 2018 to merge VineBrook Partners, L.P. (“VB Partners”) and VineBrook Partners II, L.P. (“VB Partners II”) into subsidiaries of VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (“OP”), and (c) those certain Membership Interest Purchase and Sale and Contribution Agreements, dated July 18, 2018, to acquire all of the issued and outstanding membership interests of VineBrook Properties, LLC (“VB Properties”) and Huber Funding, LLC (“Huber” and, together with VB Properties, VB Partners, VB Partners II, Annex I, and Annex B, the “Acquired Entities”) (collectively, the agreements contemplated in by (a), (b), and (c), the “Purchase Agreements”);

WHEREAS, on June 13, 2018, VBAnnex C Ohio, LLC, a Delaware limited liability company, or its Affiliate VBAnnex C, LP, a Delaware limited partnership (collectively, “Annex C”), acquired 270 parcels and 315 residential units in Cincinnati, Ohio pursuant to the terms of that certain Purchase and Sale Agreement, dated December 15, 2017 (as amended from time to time, the “Cincinnati Agreement”), by and among Elissa K. Miller, Trustee and affiliated entities that are signatories thereto;

WHEREAS, upon the consummation of the transactions contemplated by the Purchase Agreements (which shall include the direct or indirect transfer of the Annex C properties that are the subject of the Cincinnati Agreement to the OP or one or more of its subsidiaries), Owner will own or otherwise have the right to collect rents from, and contract for managerial services for, the single-family and multi-family rental properties identified and described in Schedule A attached hereto, plus any additional properties acquired by Owner or subsidiaries of the OP in accordance with this Agreement, minus any properties sold by Owner or subsidiaries of the OP from time to time in accordance with this Agreement (collectively, such properties owned by Owner or subsidiaries of the OP from time to time during the term of this Agreement, the “Properties” and each, a “Property”); and

WHEREAS, the parties desire to enter into this Agreement, pursuant to which Manager will undertake certain management, acquisition, disposition and oversight functions with respect to the Properties as provided herein, subject to the limitations set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

SECTION 1.01 Appointment of Manager. Owner hereby appoints Manager the sole and exclusive manager for the Properties upon the terms and conditions set forth herein. Manager hereby accepts such appointment on the terms and conditions set forth herein and shall furnish the services of its organization for the management of the Properties.

SECTION 1.02 Independent Contractor Status. Manager is hereby engaged to manage the Properties as an independent contractor.

ARTICLE II

TERM OF AGREEMENT

SECTION 2.01 Term of Agreement. This Agreement shall commence upon the Owner’s acquisition or control of the Properties (the “Effective Date”) and shall continue until the last day of the calendar month following the three year anniversary of the Effective Date (the “Term”). Upon expiration of the Term, this Agreement will automatically renew for additional one-year periods until terminated as provided in Article VIII.

ARTICLE III

MANAGER’S DUTIES AND RESPONSIBILITIES

SECTION 3.01 General Scope. Manager shall devote such efforts as are consistent with the Standard of Care (as defined below) in managing, coordinating and supervising the ordinary and usual business and affairs pertaining to the identification, acquisition, operation, maintenance, leasing, licensing, rehabilitation, construction, disposition and management of the Properties and in compliance with the directives of Owner or the Investment Committee (as hereinafter defined), all pursuant to the terms, conditions and limitations of this Agreement. Manager shall have such responsibilities, and shall perform and take, or cause to be performed or taken, all such services and actions customarily taken by managing agents of property of similar nature, location, and character to that of the Properties consistent with the duties set forth in this Article III. Unless otherwise specifically provided in this Agreement, the written directives of Owner or the Investment Committee, the Approved Guidelines, or the Approved Operating Budget (collectively, the “Guiding Documents”), all services and actions that Manager is required or permitted to perform or take, or cause to be performed or taken in connection with the management of the Properties shall be performed or taken, as the case may be, on behalf of Owner and at Owner’s sole cost, expense, and risk. Manager’s authority is limited to performing the services set forth herein and the other Guiding Documents. Except as provided in the Guiding Documents, Manager shall have no authority (a) to execute any contract or agreement for or on behalf of Owner, (b) to provide additional services or modify existing services to tenants, or (c) to assume or create any obligation or liability or to make any representation, covenant, agreement or warranty for or on behalf of Owner.

SECTION 3.02 Standard of Care. Manager shall perform its duties and obligations hereunder in a commercially reasonable manner, consistent with the degree of care, skill, prudence, diligence and good faith that a property manager would use in managing other properties or performing similar services in the same geographic location (the “Standard of Care”), including, but not limited to, those obligations as specified in the attached Schedule D. Without limiting the generality of the foregoing, Manager shall employ such efforts as are consistent with the Standard of Care to comply with all applicable requirements of federal, state and local laws, ordinances, rules, regulations and orders governing the leasing, promotion, management, use, operation, repair and maintenance of the Properties and the terms of any leases, mortgages or other agreements to which Properties are subject (collectively, the “Requirements” or individually a “Requirement”). Manager shall have in its employ at all times a sufficient number of capable employees to properly, adequately, safely and economically perform the duties hereunder. Further, Manager shall carry out its duties set forth herein in a manner that is consistent with Owner’s written instructions concerning its election to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

SECTION 3.03 Proposed Management Plans. Manager shall prepare and submit to Owner a proposed “Management Plan” and “Operating Budget,” which include an annual business plan and budget of proposed Operating Expenditures and capital expenditures with respect to the leasing, management, identification, acquisition, promotion, operation, disposition, and repair and maintenance of the Properties for each calendar year (the “Fiscal Year”); provided, that if the effective date of this Agreement occurs on a date other than the first day of a calendar year, or if the day on which the term of this Agreement expires or is terminated occurs on a day other than the last day of a calendar year, then the first and last Fiscal Years, as applicable, shall be prorated according to the number of days in the applicable Fiscal Year. The initial Approved Operating Budget for the period between the effective date and December 31, 2018 is attached hereto as Schedule E. The proposed Management Plans and Operating Budgets for Fiscal Year 2019 shall be submitted to Owner on or before November 15, 2018, and subsequent proposed Management Plans and Operating Budgets shall be submitted to Owner sixty (60) days prior to the beginning of the next Fiscal Year. All proposed Management Plans and Operating Budgets shall include, without limitation, leasing objectives for the next annual budget period, a marketing plan for the next annual budget period including the estimated costs of the marketing and promotional plans, a market analysis of the leasing market in which the Properties are located, and if requested by Owner, a review of the real estate taxes and assessed valuation and a recommendation concerning the merits of a tax appeal for the Properties. Owner will review the proposed Management Plan and Operating Budget and will consult with Manager prior to the commencement of the forthcoming fiscal year in order to agree on an approved Management Plan and an approved Operating Budget (collectively, the “Approved Operating Budget”). Until such time as the Management Plan and Operating Budget shall be approved by Owner as aforesaid, Manager shall, unless otherwise directed in writing by Owner and subject to the terms of this Agreement, make only those expenditures necessary to (1) maintain the physical integrity of the Properties, preserve the security of the Properties (including without limitation taxes, insurance and utilities borne by Owner), or prevent any lien or other encumbrances on the Properties, (2) comply with the Requirements, (3) comply with Owner’s obligations hereunder, as landlord under the terms of any Leases, and under any Loan Documents (as defined in Schedule D), and (4) remedy an emergency situation. Manager agrees to use such efforts as are consistent with the Standard of Care to ensure the actual costs of all Operating Expenditures and capital expenditures for the Properties shall not exceed the Approved Operating Budget, both in the aggregate and in respect of the specific budget category pertaining thereto (taking into account any variance allowances permitted in the Guiding Documents).

SECTION 3.04 Approved Operating Budget. The Approved Operating Budget shall constitute an authorization for Manager to establish rental rates and implement marketing strategies in accordance therewith. Manager shall supervise the preparation of all advertising layouts, brochures, and campaigns. Advertising and promotional materials shall be prepared in accordance with the Approved Operating Budget and full compliance with federal, state, and municipal fair housing laws, and Manager shall not use Owner’s name (or any Affiliate of Owner) without Owner’s express written approval.

SECTION 3.05 Acquisition and Disposition. Manager shall provide management, supervisory, administrative and logistical services and support to Owner consistent with the Standard of Care and the Guiding Documents in connection with (i) the identification and evaluation of Properties that might be suitable for purchase or other acquisition, (ii) the purchase or other acquisition of Properties, (iii) the financing or refinancing of Properties, and (iv) the sale or other disposition of Properties (including, without limitation, the structuring and negotiation of such transactions and the management of Owner’s dealings with brokers, appraisers, bankers and other professionals engaged by Owner in connection with such transactions). Manager shall be responsible for the preparation of all diligence reports and the initial underwriting proposal for any new acquisition, disposition or financing. Upon the request of Owner or any member of the Investment Committee, Manager shall deliver such reports to the Investment Committee prior to any meeting of the Investment Committee. Further, Manager will be responsible for all other reports, analysis or studies as requested by

Owner or the Investment Committee, and Manager is hereby authorized to contact the NexPoint Real Estate Advisors V, L.P. (the “Advisor”) and any Lender to obtain additional information reasonably necessary for the preparation of such reports, analyses, or studies. The approved guidelines for the acquisition, disposition and leasing of existing and future Properties are attached hereto as Schedule F (the “Approved Guidelines”). The Approved Guidelines shall be applicable to the markets within which the Properties are located, and before acquiring Properties in new markets, Manager shall propose updated guidelines for properties in that market for the approval of the Investment Committee. Provided that Manager has obtained the Investment Committee’s prior written approval, Manager shall be authorized to cause Owner or an Affiliate thereof to acquire, dispose of, and lease Properties consistent with this Agreement, the Approved Guidelines and the other Guiding Documents. For purposes of clarification, Properties acquired by Owner or any subsidiaries of the OP will be deemed Properties under this Agreement, and Properties sold by Owner or any subsidiaries of the OP shall no longer be deemed Properties under this Agreement, in either case regardless of whether this Agreement or any exhibit or schedule is formally amended to reflect the new or former Properties.

SECTION 3.06 Leasing. Manager shall exercise such efforts as are consistent with the Standard of Care to obtain and keep residents and will cooperate with any broker in any reasonable manner likely to aid in filling any vacancy. Manager is authorized, subject to the Approved Operating Budget and consistent with the Standard of Care and Guiding Documents, to negotiate, prepare, and execute all leases on Owner’s approved lease form, including all renewals and extensions of leases and to cancel and modify existing leases, provided such actions are taken in accordance with all Requirements.

SECTION 3.07 Security Deposits. Manager is authorized to establish accounts on behalf of Owner for holding security deposits in accordance with the Approved Operating Budget and all Requirements, and shall collect and refund security deposits in accordance with the terms of each resident’s lease and as may be required by applicable law. If required by statute, Manager will deposit security deposits into a separate interest-bearing account and pay residents the interest earned on such deposit; otherwise, Manager will deposit security deposits into the Operating Account (as defined in Schedule B). When Manager reasonably deems appropriate, Manager may offset resident charges with forfeited security deposit amounts and disburse any surplus security deposits from the Operating Account.

SECTION 3.08 Collection of Rents and Enforcement of Leases. Manager shall exercise such efforts as are consistent with the Standard of Care to promptly collect all rents and other charges for services provided in connection with the use of the Properties. All monies collected shall be promptly deposited into the Operating Account unless otherwise directed by Owner. When necessary and permissible by applicable Requirements, Manager is authorized to institute the following actions: (a) terminate tenancies; (b) sign and serve such notices as are deemed reasonably necessary or expedient by Manager; (c) institute and prosecute actions and evict residents; (d) recover rents and other sums due by legal proceedings; and (e) settle, compromise, and release such actions or suits, or reinstitute such tenancies. Attorney’s fees, filing fees, court costs, and other reasonable and necessary expenses incurred in connection with such actions and not recovered from residents shall be paid out of the Operating Account.

SECTION 3.09 Operating Expenditures.

(a) The term “Operating Expenditures” shall mean the aggregate of all actual, reasonable expenses incurred by Manager in accordance with this Agreement in connection with or arising from the identification, acquisition, financing, ownership, operation, management, repair, disposition, replacement, maintenance, and use or occupancy of the Properties including, without limitation, expenditures for: (i) license and permit fees, landowner association fees and assessments, and all other charges of any kind and nature by any governmental or public authority; (ii) management fees and any other reasonable expenses incurred by Manager consistent with the Guiding Documents; (iii) advertising and marketing expenses, and third-party leasing fees and commissions; (iv) legal, accounting, engineering, and other professional and consulting fees and disbursements; (v) accounts payable to independent contractors providing labor, material, services and equipment to the Properties; (vi) premiums for insurance paid with respect to the Properties or the operations thereof; (vii) resident improvements and replacement and segregated reserves therefor; (viii) maintenance and repair of the Properties and all property and equipment used in connection with the operation thereof; (ix) renovation, improvement and development of the Properties and all property and equipment used in connection with the operation thereof; (x) refunds or security or other deposits to resident and contracting parties; (xi) funds reserved for contingent or contested liabilities, real estate taxes, insurance premiums, or other amounts not payable on a monthly basis; (xii) service contracts and public utility charges and assessments; (xiii) personnel administration charges and pre-employment screening and testing costs; (xiv) cost of third party revenue management programs (such as Yardi); and (xv) costs of credit reports, bank charges, and like matters. Operating Expenditures may include (A) payroll, benefits and overhead expenses approved by Owner pursuant to the Approved Operating Budget, and (B) other costs and expenses of Manager’s or its Affiliates’ personnel engaged in any Additional Services; provided, however, that Manager shall be responsible for paying, and shall not be reimbursed for, its general administrative overhead costs and expenses, including without limitation the costs and expenses of renting its offices, employing its general administrative staff, purchasing or renting its office equipment and supplies, and maintaining phone and internet connections.

(b) For purposes of clarification, Manager may perform (or cause its Affiliates to perform) certain services (including without limitation services related to leasing, onboarding, fit-up, inspecting, renovation, improvement, development, construction, maintenance, repair, cleaning, painting or decorating the Properties any of the Properties) that could be contracted or subcontracted out to third parties hereunder, and, for performing such services, Manager (or its Affiliates) shall be entitled to reimbursement for the costs and expenses incurred performing such services (in addition to the Management Fees contemplated under Article VI) at rates commensurate with rates that would be payable to unrelated third parties if Manager engaged such unrelated third parties to perform such services (collectively, the “Additional Services”).

(c) The Approved Operating Budget shall constitute an authorization for Manager to expend the amounts approved as long as the expenses are incurred in connection with the operation and management of the Properties. Manager shall employ such efforts as are consistent with the Standard of Care to insure that the actual costs of maintaining and operating the Properties shall not exceed the Approved Operating Budget and significant year-to-date budget variances will be explained to Owner each month. In cases of emergency, Manager may make expenditures which exceed the aforementioned spending limit without prior approval, if such expenditures are necessary in the reasonable judgment of Manager to effectively protect the Properties or to prevent personal injury and is not in excess of $5,000 with respect to any individual Property or $250,000 collectively among all Properties during any calendar year. Manager will promptly notify Owner of any such emergency.

SECTION 3.10 Capital Expenditures. Any capital expenditures set forth in the Approved Operating Budget shall constitute an authorization for Manager to expend the amounts approved; however, any capital expenditure (excluding expenditures related to acquisition activities and rehabilitation of newly acquired Properties) over $10,000.00 per Property shall be awarded on the basis of competitive bidding, solicited in the following manner: (a) a minimum of two (2) written bids shall be obtained for each purchase where possible and practical to obtain such bids; (b) each bid will be solicited in a form so that uniformity will exist in the bid quotes; (c) Manager shall provide the Investment Committee with all bid responses accompanied by Manager’s recommendations as to the most acceptable bid; and (d) the Investment Committee shall be free to accept or reject any and all bids, provided that if the Investment Committee fails to do so within three (3) Business Days, Manager shall provide written notice to the Investment Committee that a failure to respond within one (1) Business Day shall constitute a deemed approval, and the Investment Committee fails to do so within such one (1) Business Day, such failure shall be deemed acceptance. Owner shall be responsible for capital expenditures set forth in the Approved Operating Budget and may pay some from its own resources or may authorize payment by Manager out of available funds in the Operating Account.

SECTION 3.11 Public Utility and Service Contracts. To the extent applicable, Manager shall negotiate and execute, in its capacity as Owner’s agent, contracts for water, electricity, gas, vermin or pest extermination, and any other services which are necessary to properly maintain the Properties. All required utility deposits will be the responsibility of Owner and each contract shall: (a) be in the name of, and expense of, Owner; and (b) include a provision for cancellation thereof by Owner or Manager upon not more than thirty (30) days written notice.

SECTION 3.12 Debt Service and Tax Payments. If requested by Owner, and sufficient funds are available in the Operating Account to satisfy all outstanding Operating Expenditures of the Properties, Manager will apply any surplus operating funds to pay (to the extent of such surplus funds) the debt service and taxes due pursuant to any federal, state, county, or municipal authority, or other similar body having jurisdiction thereover. If Owner notifies Manager to make such payments after the beginning of the Term of this Agreement, Manager shall have the authority to name a new contingency reserve amount pursuant to Section 5.01 of this Agreement, and Owner authorizes Manager to maintain this new contingency reserve amount at all times in the Operating Account. Manager shall not take any action under this Section 3.12 so long as Owner is contesting, or has notified Manager of its intention to contest, any such order or requirement. Owner will supply all information necessary for Manager to comply promptly with these requirements.

SECTION 3.13 Compliance with Regulations. Manager shall employ such efforts as are consistent with the Standard of Care to cause the Properties to be in compliance with all Requirements. Manager shall promptly give written notice to Owner of Manager’s receipt of any oral or written notice of the possible or actual existence of a material violation of any material Requirement or as otherwise required by the Standard of Care (a “Violation”), and Manager shall promptly cure at Owner’s expense any such Violation applicable to any Property, other than a Violation that is required to be cured by the respective tenants under the leases in effect at the Property. Expenses incurred in curing any Violation applicable to any Property may be paid from the Operating Account to the extent such expenses have been budgeted for in the Approved Operating Budget, and provided such expenses do not exceed $2,500.00 in any one instance. If (1) such expenses have not been so budgeted, (2) more than $2,500.00 is required to remedy a Violation, or (3) a Violation is one for which Owner may be subject to penalty, Manager shall immediately notify Owner of such Violation and advise Owner regarding a course of action for curing such Violation.

SECTION 3.14 Environmental Risk Management. Owner acknowledges and understands that Manager, except with respect to the obligations set forth in Section 3.05 and Schedule D, is not responsible for (1) evaluating the presence or absence of hazardous or toxic substances, mold, waste, materials, electromagnetic field, radon, or radioactive materials upon, within, above, or beneath the Properties; (2) maintaining or evaluating compliance with environmental, hazardous or solid materials or waste laws, rules and regulations except for any operating and maintenance plan applicable to the Properties or in connection with Manager’s construction management duties; or (3) conducting or ensuring clean-up or remediation of existing or identified hazardous material spills or contamination unless the parties otherwise agree in writing or as expressly provided herein.

(a) Accordingly, Manager’s obligations to Owner with respect to the presence of Hazardous Materials and/or with the compliance and enforcement of Hazardous Materials Laws shall be subject to, conditioned upon, and limited by the following:

(i) Owner may from time to time, at Owner’s sole discretion and expense, obtain from an independent environmental consultant retained by Owner, an environmental assessment report on the Properties (or any of them) and may have such assessment report periodically updated.

(ii) Except as provided by Section 3.14(a)(iii), Section 3.05, Schedule D, or as otherwise expressly agreed in writing by the parties, Manager shall not be obligated to make an independent determination as to the presence or absence of Hazardous Materials, or whether the Properties are in violation or compliance with any Hazardous Materials Laws. Manager may seek, on Owner’s behalf and at Owner’s expense, to enforce a resident’s compliance with any Hazardous Materials Laws in accordance with an environmental consultant’s recommendations contained in any environmental assessment report. Manager shall not have any obligation to determine whether or not Owner, any residents, the Properties, or any portion thereof is in compliance with Hazardous Materials Laws; provided, Manager shall promptly notify Owner of any violations or potential violations of Hazardous Materials Laws observed on the Properties.

(iii) Manager shall be responsible for any Hazardous Materials which it uses or introduces to the Properties, including storage, containment, removal, or remediation as required by applicable law. To the extent Hazardous Materials (such as cleaning supplies or fuel) are required by Manager in the discharge of its duties under this Agreement, Manager shall only use and store quantities of such Hazardous Materials as are permitted under applicable law and Schedule D, and shall store, use and dispose of such Hazardous Materials in accordance with applicable laws. In connection with the foregoing, Manager hereby agrees to and shall indemnify, protect, defend, save, and hold harmless Owner, its principals and employees, and their respective successors and assigns from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including attorney’s fees and expenses) arising out of or relating in any way to Manager’s violation of this Section 3.14(a)(iii).

(iv) Manager shall not be responsible for the abatement, clean-up or remediation of any spill of or contamination from any Hazardous Materials upon, beneath, or within all, or any portion, of the Properties (other than Hazardous Materials introduced, used or stored by Manager in violation of Section 3.14(a)(iii)), and the entire responsibility for such clean-up, abatement, or remediation shall lie with Owner and Owner’s environmental consultation. However, Manager shall cooperate with Owner in coordinating and supervising any abatement, clean-up, monitoring or remedial action on a Property site. Owner agrees that, with respect to any abatement, clean-up, or remedial action, Owner shall employ a qualified and licensed environmental clean-up company to undertake such clean-up and remediation, and Owner’s environmental consultant shall oversee the entire abatement, clean-up and remediation process and the obtaining of any required governmental approvals. If the clean-up or remediation is the responsibility of any resident of the Properties and/or Owner’s environmental consultant, Manager shall, on Owner’s behalf, require the resident to utilize qualified and licensed environmental clean-up companies and ensure that the clean-up and remediation is conducted to Owner’s satisfaction and in accordance with all Hazardous Materials Laws, governmental laws and approvals of which Manager is aware.

(v) In connection with the foregoing, Owner hereby agrees to and shall indemnify, protect, defend, save, and hold harmless Manager, its principals and employees, and their respective successors and assigns from any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost or expense (including attorney’s fees and expenses) arising out of or relating in any way to (1) the actions, or failure to act, by Manager in following Owner’s and Owner’s environmental consultant’s directions, (2) Owner’s failure or refusal to employ an environmental consultant with respect to the Properties, (3) the acts, omissions, or negligence of Owner, Owner’s environmental consultant, or the failure of such environmental consultant, to fulfill its obligations with respect to the Properties, (4) any violation of Hazardous Materials Laws applicable to the Properties, (5) the designation of Manager as an “operator” or the Properties as a “regulated facility” under Hazardous Materials Laws, or otherwise liable as a party under any Hazardous Materials Laws, or as a party in any claim for contribution, cost recovery or indemnity against Manager, or its insurer arising out of the foregoing, and (6) any condition or circumstance arising initially prior to the date of this Agreement (regardless of whether such condition or circumstance continues). The foregoing indemnity shall not apply to any claim, cause of action, liability, loss, demand, damages (including damages associated with any environmental law), fine, penalty, injury, cost, or expense (including attorney’s fees and expenses) resulting from an indemnified party’s sole or gross negligence or willful misconduct.

(b) The indemnities herein shall be immediately vested and shall survive the expiration or termination of this Agreement.

SECTION 3.15 Disclaimer of Certain Liabilities. Manager assumes no liability for any acts or omissions of Owner. Manager assumes no liability for any failure of, or default by, any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owed by any tenant to Owner pursuant to any lease or otherwise.

SECTION 3.16 No Requirement to Advance Funds. In no event shall Manager advance any monies on behalf of Owner, lend its credit to the Properties, or incur any liability in Manager’s own name.

SECTION 3.17 Representations. Manager represents and warrants to Owner as follows:

(a) Manager (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has qualified or will qualify to do business as a foreign corporation and will remain so qualified, and is and will remain in good standing, in each jurisdiction where the character of its property or the nature of its activities makes such qualification necessary and in which failure to so qualify would have a material adverse effect upon Manager or its ability to perform its obligations hereunder, (iii) has and will have full limited liability company power to own its property, carry on its business as presently conducted, and to enter into and perform it obligations under this Agreement and (iv) has and will have all licenses or other governmental approvals necessary to perform it obligations hereunder.

(b) The execution and delivery by Manager of this Agreement has been duly authorized by all necessary limited liability company action on the part of Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Manager or its property or the certificate of formation of Manager, or any of the provisions of any indenture, mortgage, contract or other instrument to which Manager is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract or other instrument.

(c) The execution and delivery by Manager of this Agreement does not require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any state, federal or other governmental authority or agency.

(d) This Agreement has been duly executed and delivered by Manager and, assuming due authorization, execution and delivery by Owner, constitutes a valid and binding obligation of Manager enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally and general principles of equity).

(e) There are no actions, suits, or proceedings pending, or, to the knowledge of Manager, threatened or likely to be asserted against or affecting Manager before or by any court, administrative agency, arbitrator, or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of Manager will be determined adversely to Manager or if determined adversely to Manager, will materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect Manager’s ability to perform its obligations under this Agreement. Manager is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by the above mentioned documents.

(f) No consents, approvals, waivers or notifications of members, creditors, lessors or other nongovernmental persons are required to be obtained by Manager in connection with the execution and delivery of this Agreement and the consummation of all the transactions herein contemplated.

(g) Manager is not (and no person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in Manager shall be) subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations (“Laws”) relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”). Neither Manager nor any person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in Manager is a “Prohibited Person,” which term is defined as: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Manager is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Executive Order and the Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllusdn.pdf or any replacement website or other replacement official publication of such list.

(h) As of the Effective Date, Manager has no actual knowledge of any illegal activities relating to controlled substances on any Property.

(i) As of the Effective Date, to Manager’s actual knowledge, (i) each Property is being used exclusively as a residential rental property and (ii) no illegal activity is taking place at any Property.

SECTION 3.18 Investment Committee. Notwithstanding anything to the contrary herein, the duties and responsibilities of Manager set forth herein are subject in all respects to the authority of the investment committee established by Owner (the “Investment Committee”) pursuant to the terms set forth in Section 7.12 of the Amended and Restated Agreement of Limited Partnership of the OP (the “LPA”).

SECTION 3.19 Additional Covenants. Manager shall exercise such efforts as are consistent with the Standard of Care to comply with the terms and conditions of Schedule D attached hereto and agrees not to knowingly or intentionally take any action in material contravention thereof.

ARTICLE IV

BANKING AND FINANCIAL RECORDS

SECTION 4.01 Account Agency Agreement & Bank Accounts. Concurrent with the commencement of this Agreement, Owner and Manager shall enter into the Account Agency Agreement, attached as Schedule B. Manager is responsible for providing effective internal controls and efficiencies. Owner will maintain a separate operating account at Owner’s platform bank or other bank acceptable to Owner (the “Operating Account”) and a separate acquisition account at Owner’s platform bank or other bank acceptable to Owner (the “Acquisition Account”), and each will be named in the Account Agency Agreement. Owner shall retain the ability to change the platform banks at its discretion with reasonable notice to Manager. It is understood that the bank account contemplated and authorized by the Account Agency Agreement shall be a non-interest bearing checking account.

SECTION 4.02 Financial Recordkeeping. Financial records include, but is not limited to, general ledgers for each account, journal entries, all supporting documentation and calculations used to create journal entries, trial balances, financial statements, bank statements, bank reconciliations, tax reports, accounts payable and receivable records, rent rolls, tenant information, portfolio analysis routinely created or created at the request of Owner, ad hoc reports requested by Owner from time to time and any other financial records and reports listed on Schedule C. At Owner’s cost, Manager shall maintain, at Manager’s premises and electronically in a centralized location designated and accessible by Owner, and maintain in a manner customary and consistent with generally accepted accounting principles, financial records based on Owner’s fiscal year-end. Manager shall not delete, destroy, relocate or otherwise make any historical record inaccessible to Owner without Owner’s prior written consent. Manager shall use its own chart of accounts and monthly financial statements may be cut-off approximately five (5) days prior to month-end. Owner shall bear the expense of maintaining financial records electronically and the expense of storing historical financial records that are more than 36 months old.

SECTION 4.03 Internal Controls Environment. Manager shall continuously maintain an internal control environment that is customary and consistent with the size and complexity of Owner’s business. At Owner’s expense, Owner may hire consultants and other advisors to further develop and refine Manager’s internal controls. Manager agrees, at Owner’s expense, to implement all reasonable suggestions Owner makes to modify internal controls and agrees to periodic testing and remediation of any identified deficiencies. Manager also agrees to assist in an audit of the internal controls if requested by Owner, to be completed at Owner’s expense and in accordance with Section 4.05 herein.

SECTION 4.04 Required Financial Reports. Manager shall furnish as listed on Schedule C monthly reports of collections, disbursements, and other accounting matters. These reports will be received by Owner not later than the 15th day of the first month in which these reports are due and the 10th day of each month thereafter. To support the monthly financial reports, Manager shall maintain at Manager’s premises copies of the following: (a) bank statements, bank deposit slips, and cancelled checks; (b) comprehensive bank reconciliations; (c) detailed cash receipt records; (d) summaries of adjusting journal entries, and (e) supporting documentation for payroll, payroll taxes, and employee benefits.

SECTION 4.05 Owner’s Right to Audit and Test. Manager, in the conduct of its responsibilities and obligations to Owner hereunder, shall maintain complete, accurate, and separate books and records for the Properties, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded with regard to each Property. Such books and records shall be maintained in accordance with Owner’s financial information requirements and shall at all times be the property of Owner. Manager shall maintain such books and records for a period of not less than 12 months after the date of expiration or earlier termination of this Agreement, except that upon any termination of this Agreement by Owner, Manager shall immediately deliver to Owner all such books and records. Owner reserves the right to conduct an examination of the books and records maintained by Manager for Owner or that relate to the calculation of the fees, expenses, or other compensation paid or payable pursuant to this Agreement, and to perform any and all audit tests (whether conducted by the external auditors or Owner’s internal audit team) relating to Manager’s activities, either at the Properties, or at the office of Manager; provided such examination and tests are related to those activities performed by Manager for Owner or the calculation of the fees, expenses, or other compensation paid or payable pursuant to this Agreement. Owner may also conduct periodic testing of Manager’s internal controls. For purposes of clarity and not limitation, Owner shall have the right to exam and audit Manager’s books and records in order to verify the accuracy of the Profit Cap, as defined in Section 6.03. Owner shall give Manager not less than forty-eight (48) hours written notice of any such audit, examination or testing. Any and all such audits conducted either by Owner’s employees or appointees will be at the sole expense of Owner.

SECTION 4.06 Disbursement of Deposits. If requested by Owner, Manager shall remit to Owner with the monthly financial report all unexpended operating funds, except for a reserve of contingencies, as provided in Section 5.01 below, which shall remain in the Operating Account.

ARTICLE V

OWNER’S DUTIES AND RESPONSIBILITIES

SECTION 5.01 Initial Deposits and Contingency Reserves. Immediately upon the commencement of this Agreement, Owner shall deposit into the Operating Account the following amounts: (a) the sum of $500,000 to be deposited in the Operating Account as an initial deposit representing the estimated disbursements for Operating Expenditures to be made in the first month following the commencement of this Agreement, and (b) the sum of $2,000,000 to be deposited in the Acquisition Account as an initial deposit representing the estimated disbursements to be made in the first month following the commencement of this Agreement for the acquisition and rehabilitation of additional Properties. Furthermore, Owner authorizes Manager to maintain a contingency reserve of $250 per Property at all times in the Operating Account to enable Manager to pay obligations of Owner under this Agreement as they become due and in the Acquisition Account to enable Manager to acquire new Properties in accordance with this Agreement and the Approved Operating Budget.

SECTION 5.02 Insufficient Operating Funds. If a cash flow deficit can be anticipated in the next budgeted month of operations, Owner agrees to, prior to the commencement of the next budgeted month, remit to Manager sufficient funds to cover the anticipated deficiency and fully fund the Operating Expenditures and approved contingency reserves. In the event that funds in the Operating Account become insufficient to cover all Operating Expenditures and approved contingency reserves, Owner agrees to, within three (3) days of notice, remit to Manager sufficient funds to cover the deficiency and replenish the contingency reserves. Notwithstanding any provision hereof to the contrary, Manager’s performance under this Agreement shall be excused and shall in no event be in default in the event there are insufficient funds in the Operating Account to perform its services described hereunder unless due to the gross negligence or willful misconduct of Manager.

SECTION 5.03 Manager’s Compensation. Owner agrees to pay Manager, as compensation for services rendered in managing and leasing the Properties in accordance with the terms of this Agreement, the compensation as specified in Article VI below. Manager’s compensation may be paid to itself by Manager, on behalf of Owner when due hereunder from the Operating Account.

SECTION 5.04 Manager’s Costs to be Reimbursed. Owner agrees to reimburse Manager for all direct costs incurred in managing and leasing the Properties in accordance with the terms of this Agreement and the Approved Operating Budget. Manager’s reimbursement may be paid to itself by Manager, on behalf of Owner, from the Operating Account as incurred by Manager.

SECTION 5.05 Representations. As of the Effective Date, Owner represents and warrants to Manager as follows:

(a) Each Owner (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) has qualified or will qualify to do business as a foreign corporation and will remain so qualified, and is and will remain in good standing, in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary and in which failure to so qualify would have a material adverse effect upon Owner or its ability to perform its obligations hereunder, (iii) has and will have full limited liability company power to own the Properties, carry on its business as presently conducted, and to enter into and perform it obligations under this Agreement and (iv) has and will have all licenses or other governmental approvals necessary to perform it obligations hereunder.

(b) The execution and delivery by Owner of this Agreement has been duly authorized by all necessary limited liability company action on the part of Owner. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Owner or its Properties or the certificate of formation of Owner, or any of the provisions of any indenture, mortgage, contract or other instrument to which Owner is a party or by which it is bound or result in the creation or imposition of any lien, charge or encumbrance upon any of the Properties pursuant to the terms of any such indenture, mortgage, contract or other instrument.

(c) The execution and delivery by Owner of this Agreement does not require the consent or approval of, the giving of notice to, the registration or filing with, or the taking of any other action in respect of any state, federal or other governmental authority or agency.

(d) This Agreement has been duly executed and delivered by Owner and, assuming due authorization, execution and delivery by Manager, constitutes a valid and binding obligation of Owner enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally and general principles of equity).

(e) There are no actions, suits, or proceedings pending, or, to the knowledge of Owner, threatened or likely to be asserted against or affecting Owner before or by any court, administrative agency, arbitrator, or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of Owner will be determined adversely to Owner or if determined adversely to Owner, will materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect Owner’s ability to perform its obligations under this Agreement. Owner is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by the above mentioned documents.

(f) No consents, approvals, waivers or notifications of members, creditors, lessors or other nongovernmental persons are required to be obtained by Owner in connection with the execution and delivery of this Agreement and the consummation of all the transactions herein contemplated.

(g) Owner is not (and no person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in Owner shall be) subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, the Executive Order and the Patriot Act. Neither Owner nor any person or entity owning a beneficial interest equal to or greater than twenty percent (20%) in Owner is a Prohibited Person.

ARTICLE VI

COMPENSATION OF MANAGER

SECTION 6.01 Acquisition and Construction Fees. Owner shall pay to Manager (a) a fee in the amount of 1.0% of the gross purchase price paid by Owner for the acquisition of any Property (the “Acquisition Fee”), and (b) a fee when its direct personnel manage the repair, renovation, rehabilitation, improvement, or development of any Property, provided that, such fee per Property shall be equal to the greater of 10% of construction costs or $1,000 per Property (the “Construction Fee”), regardless of whether such costs are payable to a third party or to Manager or its Affiliate pursuant to Section 3.09 above. Notwithstanding the foregoing, in no event shall Manager be entitled to any compensation in connection with debt placement.

SECTION 6.02 Property Management Fee. Owner shall pay to Manager on a monthly basis in arrears, fees for services provided by Manager to manage each Property equal to 8% of the Collected Rental Revenues for all Properties up to $45,000,000.00, 7% of the Collected Rental Revenues for all Properties in excess of $45,000,000.00 up to $65,000,000.00, 6% of the Collected Rental Revenues for all Properties in excess of $65,000,000.00 up to $85,000,000.00, 5% of the Collected Rental Revenues for all Properties in excess of $85,000,000.00 (the “Property Management Fee”, and collectively with the Acquisition Fee and the Construction Fee, the “Management Fees”).

SECTION 6.03 Reserved.

SECTION 6.04 Definitions. “Collected Rental Revenues” shall mean the amount of rental revenue actually collected for each Property per the terms of the lease pertaining to each Property (including lease breakage fees) or pursuant to any early termination buyouts, but excluding other income items, fees or revenue collected by Manager, including but not limited to: application fees, forced place insurance, late fees, security deposits (except to the extent applied to rent per the terms of the lease pertaining to any Property), and bad check fees. “EBITDA” means Manager’s profit, based upon Manager’s earnings before deductions for interest expenses, taxes, depreciation, and amortization. “Net Asset Value” has the meaning ascribed to such term in that certain advisory agreement between the Adivsor and the REIT. “OP Units” means common units of limited partnership interest in the OP.

SECTION 6.05 Additional Services; No Other Compensation. The Management Fees are in addition to the reimbursements otherwise due to Manager under this Agreement, including for the Additional Services as described in Section 3.09. Manager expressly agrees that Manager shall not be entitled to receive any other compensation or other payments from Owner for services provided in respect of the Property (including, without limitation, for construction management, legal, tenant coordination, design, engineering, consulting or any other services performed by Manager or its Affiliates) unless expressly provided for in this Agreement or pursuant to a separate written agreement between Owner and Manager.

ARTICLE VII

INSURANCE AND INDEMNIFICATION

SECTION 7.01 Property and Liability Insurance. Manager shall, at Owner’s sole cost and expense, promptly obtain and keep in force at all times adequate insurance against physical damage (e.g., fire with extended coverage endorsement) and against liability for loss, damage, or injury to property or persons which might arise out of the occupancy, management, operation, or maintenance of the Properties and in accordance with Schedule D. If flood insurance coverage is required by any applicable law or Lender, separate policies shall be procured at Owner’s sole cost and expense. Liability insurance must include a Commercial General Liability Policy and shall have bodily injury and property damage combined single limits of $1,000,000 each occurrence/$1,000,000 aggregate. Such liability insurance shall be deemed to be primary coverage over Manager’s general liability insurance and must cover claims asserted by reason of alleged wrongful actions, fault, or negligence on the part of third-parties and independent contractors, including persons employed by or acting on behalf of the Properties and Owner. Such insurance shall include Manager as an “Additional Insured” and provide for the payment of all costs of defense of any claims. Any deductible required under such insurance policies shall be Owner’s expense. Liability insurance shall be written by a nationally recognized and reputable carrier licensed to do business in the state in which such Property is located. Manager shall furnish Owner with certificates evidencing such insurance and duplicate copies of such policies. The certificates evidencing insurance shall have attached thereto an endorsement from the actual policy that Manager, Owner, and any Lender shall be given at least thirty (30) days prior written notice (by certified mail) of cancellation, non-renewal, or any material change in the subject policy. Without limiting the generality of the foregoing, the parties acknowledge that as of the date of this Agreement, Manager has procured the foregoing policies of insurance on behalf of Owner.

SECTION 7.02 Workers’ Compensation Insurance. Manager shall, at Owner’s expense, maintain workers’ compensation insurance covering all employees of Manager employed in, on, or about the Properties so as to provide statutory benefits required by state and federal laws. Manager shall be reimbursed by Owner for the cost of providing workers’ compensation insurance according to the Approved Operating Budget.

SECTION 7.03 Fidelity Bond. Manager will maintain, at Manager’s expense, a comprehensive fidelity bond covering all employees of Manager who handle or are responsible for the safekeeping of any monies of Owner.

SECTION 7.04 Indemnification. Owner shall indemnify, defend, and hold harmless Manager and its agents and employees from and against all claims, liabilities, losses, damages, and/or expenses arising out of (i) Manager’s performance under this Agreement, or (ii) facts, occurrences, or matters first arising prior to the date of this Agreement. Owner, at its own cost and expense, shall defend any action or proceeding against Manager arising therefrom. Notwithstanding the foregoing, Owner shall not be required to indemnify Manager against damages or expenses suffered as a result of the gross negligence, willful misconduct, or fraud on the part of Manager, its agents or employees. Manager shall indemnify, defend and hold harmless Owner and its agents from and against all claims, liabilities, losses, damages and/or expenses arising out of the gross negligence, willful misconduct, or fraud on the part of Manager, its agents, or employees, and shall at its own cost and expense defend any action or proceeding against Owner arising therefrom.

ARTICLE VIII

TERMINATION

SECTION 8.01 Termination. Notwithstanding the provisions of Article II above, this Agreement may also be terminated as follows:

(a) Automatically, in the event (i) Owner sells or otherwise disposes of all or substantially all of the Properties (which for purposes of clarification may include the sale of all or substantially all of the REIT’s or the OP’s direct or indirect ownership interests in Owner), (ii) of an initial public offering of the REIT, or (iii) a Bankruptcy Event occurs with respect to Manager; or

(b) by Manager, in the event Owner defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after its receipt from Manager of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, with respect to any non-monetary default that cannot be cured within fifteen (15) days, Owner shall have such additional period as shall be reasonable, provided that Owner has commenced to cure such default within such fifteen (15) day period, has proceeded to prosecute such cure with due diligence, and such cure is completed within sixty (60) days after Owner’s receipt of the notice of default (provided, however, that the extended cure period shall not be applicable in the event of a failure to deliver the OP Units timely); or

(c) by Owner, in the event Manager defaults in the performance of any of its obligations under this Agreement and fails to cure such default within fifteen (15) days after its receipt from Owner of a notice of default (specifying in reasonable detail the nature of the default complained of); provided, however, that if such default cannot be cured within fifteen (15) days, then such additional period as shall be reasonable, provided that Manager has commenced to cure such default within such fifteen (15) day period, has proceeded to prosecute such cure with due diligence and such cure is completed within sixty (60) days after Manager’s receipt of the notice of default; or

(d) by either Owner or Manager, if a Bankruptcy Event occurs with respect to the other party, or if any involuntary bankruptcy petition shall be filed against the other party and is not dismissed within sixty (60) days of the date of such filing, or in the event the other party shall make an assignment for the benefit of creditors, or take advantage of any insolvency statute or similar law, in any such event, termination to become effective upon written notice to the other party;

(e) by Owner, (i) in the event Owner sells or otherwise disposes of all or substantially all of the Properties, or (ii) without cause upon not less than ninety (90) days prior written notice to Manager;

(f) by Owner, in the event that either Dana Sprong or Ryan McGarry ceases to lead the activities of Manager or provide day-to-day management services to Owner (each, a “Key-Man Event”), unless within thirty (30) days thereafter Manager presents one or more substitute key persons in the place of Messrs. Sprong and McGarry who are acceptable to Owner, in its sole discretion. Owner shall have the right to terminate this Agreement immediately and for cause after the expiration of the foregoing cure period following the occurrence of a Key-Man Event if Manager does not present a replacement acceptable to Owner, in its sole discretion; or

Any amounts accruing to Manager prior to such termination shall be due and payable upon termination of this Agreement; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(c), no further fees or expenses shall be payable to Manager thereafter, other than reimbursement of expenses properly documented and supported by invoices or receipts .

SECTION 8.02 Termination Fee. If Owner terminates this Agreement pursuant to Section 8.01(a)(ii) or Section 8.01(e) before the end of the Term or any subsequent term year, then Owner shall be obligated to pay Manager an amount equal to three times the sum of the annual Property Management Fee for the trailing 12-month period; provided, however, if this Agreement is terminated prior to the one year anniversary of the date of this Agreement, (a) Owner shall pay Manager $1,000,000.00, in addition to the amount otherwise payable under this paragraph, and (b) the Property Management Fee will be annualized for such 12-month period based on such Property Management Fee earned by Manager during such period. Any amounts accruing to Manager prior to such termination, shall be due and payable upon termination of this Agreement. To the extent funds are available, such sums shall be payable from the Operating Account. Any amount due in excess of the funds available from the Operating Account shall be paid by Owner to Manager upon demand. For the avoidance of doubt, Acquisition Fees, Construction Fees, and fees attributable to Additional Services are not considered in the calculation of the Termination Fee.

SECTION 8.03 Owner Responsible for Payments. Owner will be responsible for the direct handling and payment of invoices received after notice of termination. Upon notice of termination, Manager will submit to Owner written notice of all obligations payable with respect to the Properties through the termination date.

SECTION 8.04 Final Accounting. Within sixty (60) days after termination, Manager shall deliver to Owner: (a) a final accounting, reflecting the balance of income and expenses on the Properties as of the date of termination; (b) all records, contracts, leases, receipts, deposits, unpaid bills, and other papers or documents which pertain to the Properties; and (c) all remaining funds held by Manager with respect to the Properties. In consideration of performing the services contemplated under the preceding sentence during such post-termination period, provided this Agreement is not terminated pursuant to Section 8.01(c), Owner shall pay Manager an accounting fee equal to $75,000.00 per month.

SECTION 8.05 Manager’s Retention of Copies. Manager shall be entitled to retain copies of all documents referred to in Section 8.04.

SECTION 8.06 Survival of Obligations. All obligations of the parties hereunder, as to which performance is contemplated to occur after termination, shall survive termination of this Agreement. Without limiting the generality of the foregoing, all representations and warranties of the parties contained herein and all provisions of this Agreement that require Owner to have insured or to defend, reimburse, or indemnify Manager shall survive the termination of this Agreement; and if Manager is or becomes involved in any proceeding or litigation by reason of having been Owner’s agent, such provisions shall apply as if this Agreement were still in effect.

ARTICLE IX

RESERVED

ARTICLE X

MANAGER RESTRUCTURING

SECTION 10.01 Subcontracting. Manager is authorized to subcontract or delegate any of its responsibilities hereunder to any of Vinebrook Development Corporation, a Massachusetts corporation, Vinebrook Homes Property Management Company, Inc., an Ohio corporation, Vinebrook Homes Realty Company, Inc., an Ohio corporation, and Vinebrook Homes Services Company, Inc., an Ohio corporation (each a “VineBrook Entity” and collectively, the “VineBrook Entities”); provided, that such VineBrook Entity executes a joinder to this Agreement, in form and substance satisfactory to Owner.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (i) if given by electronic mail transmitted delivery receipt requested, upon receipt of a delivery receipt, (ii) if given by certified or registered mail, return receipt requested, postage prepaid, three (3) Business Days after being deposited in the U.S. mails and (iii) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

If to Owner:

c/o VineBrook Homes Trust, Inc.

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: Brian Mitts

Email: BMitts@Highlandfunds.com

with a copy to:

Winston & Strawn LLP

2121 North Pearl Street

Suite 900

Dallas, Texas 75201

Attention: Charles T. Haag

Email: chaag@winston.com

and

Wick Phillips Gould & Martin, LLP

3131 McKinney Ave.

Suite 100

Dallas, Texas 75201

Attention: D.C. Sauter

Email: dcsauter@wickphillips.com

If to Manager:

c/o VineBrook Homes

561 Virginia Road

Concord, Massachusetts 01742

Attn: Messrs. Sprong and McGarry

Email: dana.sprong@vinebrookhomes.com and ryan.mcgarry@vinebrookhomes.com

and

King & Spalding LLP

300 South Tryon Street, Suite 1700

Charlotte, North Carolina 28202

Attn: Christopher D. McCoy

Email: cmccoy@kslaw.com

or to such other addresses as may be specified by any such person to the other person pursuant to notice given by such person in accordance with the provisions of this Section 11.01.

SECTION 11.02 Governing Law; Waiver of Jury Trial. THE PROVISIONS OF THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS AT THE TIME IN EFFECT, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF DELAWARE, INCLUDING ANY APPELLATE COURTS THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 11.03 Entire Agreement. This Agreement sets forth the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to amend, modify, limit, or supersede the terms and conditions of the Purchase Agreements nor the rights of the purchasers thereunder or that certain Side Letter dated November 1, 2018 by and among the OP, the REIT, the Manager, VineBrook Homes OP GP, LLC, a Delaware limited liability company, VineBrook Management, LLC, a Delaware limited liability company, and the VineBrook Entities.

SECTION 11.04 Amendment; Modification. This Agreement shall not be amended, supplemented, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees; provided, that upon the acquisition or disposition of any Property, Schedule A shall be automatically and without any further action by the parties hereto amended to reflect such acquisition or disposition of Property; provided further, that Owner shall deliver a revised Schedule A to Manager as soon as reasonably practicable and in accordance with Section 11.01 above that reflects such acquisition or disposition of Property.

SECTION 11.05 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

SECTION 11.06 Construction. Each of the parties hereto has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel. This Agreement shall be construed as if jointly drafted by Owner and Manager. Headings for sections, subsections, and other parts of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 11.07 Counterparts. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement

SECTION 11.08 Transferability; Successors and Assigns. This Agreement is not transferable by Manager. The rights of Owner hereunder are transferable to any of its respective Affiliates upon no less than ten (10) days’ prior written notice to Manager. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11.09 Confidentiality. No party to this Agreement will disclose the terms of this Agreement to any third party without the consent of the other parties hereto, except as required by securities or other applicable laws. Notwithstanding the above provisions, each party may disclose the terms of this Agreement (i) in connection with the requirements of a public offering or securities filing, (ii) to accountants, banks, and financing sources (both debt and equity) and their advisors, (iii) in connection with the enforcement of this Agreement or rights under this Agreement, or (iv) in connection with a merger or acquisition (whether by an equity or asset transfer), or the like.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this MANAGEMENT AGREEMENT as of the date first written above.

NREA VB I, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

NREA VB II, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

NREA VB III, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

NREA VB IV, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

[Signature Page to Management Agreement]

NREA VB V, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

NREA VB VI, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

NREA VB VII, LLC
a Delaware limited liability company

By:	/s/Brian Mitts
Name:
Title:

[Signature Page to Management Agreement]

VINEBROOK HOMES, LLC, a Delaware limited liability company

By: VineBrook Management, LLC, a Delaware limited liability company, its managing member

By:	/s/Dana Sprong
Name:	Dana W. Sprong
Title:	Managing Partner

[Signature Page to Management Agreement]

Schedule A

The Properties

[Omitted]

Schedule B

Account Agency Agreement

[Omitted]

Schedule C

Financial Records and Reports

[Omitted]

Schedule D

Standard of Care

[Omitted]

Schedule E

Approved Operating Budget

[Omitted]

Schedule F

Approved Guidelines

[Omitted]

Schedule G

Defined Terms

Capitalized terms used in this Agreement but not otherwise defined herein have the following definitions:

“Affiliate” of any Person means (i) any other individual or entity that is, directly or indirectly, (A) in Control of the applicable Person, (B) under the Control of the applicable Person or (C) under common Control with the applicable Person; (ii) any individual that is a director or officer of the applicable Person or (iii) any individual that is a director or officer of any entity described in clause (i) of this definition.

“AML Laws” means applicable federal anti-money laundering laws and regulations including 18 U.S.C. 1956 and 1957, as amended.

“Assignment of Management Agreement” means each Assignment of Management Agreement and Subordination of Management Fees among Manager, Owner and Lender.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

“Bankruptcy Event” with respect to any Person, means the occurrence of any of the following:

(a)	Such Person voluntarily files for bankruptcy protection under the Bankruptcy Code.

(b)

Such Person voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(c)

Any Property becomes an asset in a voluntary bankruptcy or becomes subject to any voluntary reorganization, receivership, insolvency proceeding, or other similar voluntary proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(d)

An order of relief is entered against such Person pursuant to the Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a Related Party. If such Person, any general partner of such person if such Person is a general partnership, or any Related Party has solicited creditors to initiate or participate in such a proceeding, regardless of whether any of the creditors solicited actually initiates or participates in the proceeding, then such proceeding will be considered as having been initiated by a Related Party.

(e)

An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against such Person (by a party other than Owner) but only if such Person has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to such proceeding. “Commercially reasonable efforts” will not require any direct or indirect interest holders in such Person to contribute or cause the contribution of additional capital to such Person.

(f)	If such Person is a general partnership, any of the following occur:

(i)	Any general partner of such Person voluntarily files for bankruptcy protection under the Bankruptcy Code.

(ii)

Any general partner of such Person voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights.

(iii)

An order of relief is entered against any general partner of such Person pursuant to the Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a Related Party.

(viii)

An involuntary bankruptcy or other involuntary insolvency proceeding is commenced against any general partner of such Person (by a party other than Owner) but only if such Person or such general partner of such Person has failed to use commercially reasonable efforts to dismiss such proceeding or has consented to such proceeding. “Commercially reasonable efforts” will not require any direct or indirect interest holders in such Person or such general partner of such Person to contribute or cause the contribution of additional capital to such Person.

“Books and Records” is defined in Section 1.07(a) of Schedule D.

“Business Day” means any day other than a Saturday, a Sunday, or any other day on which Owner or the national banking associations are not open for business.

“Control” means to possess, directly or indirectly through one or more intermediate entities, the power to direct or cause the direction of the management, operation, or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

For example, a trustee of a trust is a Person that Controls that trust; a general partner in a limited partnership is a Person that Controls that limited partnership; a managing member or a non-member manager of a limited liability company is a Person that Controls that limited liability company; members of a limited liability company with a voting interest that permits them (individually or collectively) to direct or control the decisions of the limited liability company are Persons that Control that limited liability company; every general partner in a general partnership or member in a joint venture is a Person that Controls that entity; a shareholder of a corporation that holds 50% or more of the shares in the corporation (whether individually or in the aggregate with its Affiliates) is a Person that Controls that corporation.

“Economic Sanctions Laws” means the foreign assets control regulations, 31 C.F.R. Chapter V, as amended, and any amending federal legislation or executive order relating thereto, as administered by OFAC.

“Eligible Lease” means, unless otherwise approved by Owner, a written Lease that satisfies all of the following characteristics:

(i)	It is on a form approved by Owner.

(ii)	It is executed by an Eligible Tenant and Owner, or Manager on behalf of Owner (or, in the case of a Lease existing on the Effective Date, such Lease has been assigned to Owner).

(iii)	It has a rental rate and terms consistent with existing local market rates and terms.

(iv)	As of the date the Lease was executed, the Lease had an initial term of at least 6 months and not more than 2 years.

(v)	It complies with all applicable law in all material respects and includes all disclosures required by applicable law.

(vi)	It covers 100% of the square footage of the applicable Property or Unit.

(vii)	It does not include any purchase option, right of refusal, right of first offer or other similar interest in any Property in favor of any Tenant or other Person.

“Eligible Tenant” means a bona fide third-party lessee of a Property who satisfies each of the following criteria:

(i)	Manager has verified, based on bona fide written documentation, that the tenant has sufficient financial resources to satisfy its obligations under the Lease for the Property.

(ii)	The tenant is not subject to an ongoing Bankruptcy Event as such date of initial screening (or if not so initially screened, as of the Effective Date).

(iii)	The tenant is not an Affiliate of Manager or any Immediate Family Member of any of the foregoing.

“Event of Default” means an event of default under the Loan Documents of which Manager has received written notice or has actual knowledge.

“Fixtures” means all property owned by Owner which is attached to the Land or the Improvements so as to constitute a fixture under applicable law, including: machinery, equipment, engines, boilers, incinerators and installed building materials; systems and equipment for the purpose of supplying or distributing heating, cooling, electricity, gas, water, air or light; antennas, cable, wiring and conduits used in connection with radio, television, security, fire prevention or fire detection or otherwise used to carry electronic signals; telephone systems and equipment; elevators and related machinery and equipment; fire detection, prevention and extinguishing systems and apparatus; security and access control systems and apparatus; plumbing systems; water heaters, ranges, stoves, microwave ovens, refrigerators, dishwashers, garbage disposers, washers, dryers and other appliances; light fixtures, awnings, storm windows and storm doors; pictures, screens, blinds, shades, curtains and curtain rods; mirrors; cabinets, paneling, rugs and floor and wall coverings; fences, trees and plants; swimming pools; and exercise equipment.

“FHFA” means the Federal Housing Finance Authority.

“FHFA SCP List” means the Suspended Counterparty List maintained by the FHFA which is currently published at https://www.fhfa.gov/SupervisionRegulation/LegalDocuments/suspendedcounterpartyprogram.

“Governmental Authority” means any board, commission, department, agency or body of any municipal, county, state or federal governmental unit, or any subdivision of any of them, which has or acquires jurisdiction over any Property, or the use, operation or improvement of any Property, or over Manager.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (PCBs) and compounds containing them; lead and lead-based paint; asbestos or asbestos containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on any Property is prohibited by any Governmental Authority; any substance that requires special handling and any other material or substance now or in the future that (i) is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” or “pollutant” by or within the meaning of any Hazardous Materials Law, or (ii) is regulated in any way by or within the meaning of any Hazardous Materials Law.

“Hazardous Materials Law” and “Hazardous Materials Laws” means any and all federal, state and local laws, ordinances, regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees in effect now or in the future, including all amendments, that relate to Hazardous Materials or the protection of human health or the environment and apply to Manager or to any Property. Hazardous Materials Laws include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq., and their state analogs.

“Immediate Family Members” means a Person’s spouse, parent (including step-parent), child (including stepchild), grandchild (including step-grandchild) or sibling (including step-siblings).

“Improvements” means the buildings, structures and improvements now constructed or at any time in the future constructed or placed upon the Land, including any future alterations, replacements and additions.

“Indebtedness” means (i) the principal of, (ii) interest at the fixed or variable rate set forth in the Note on the principal of, and (iii) all other amounts due at any time under a Note or any other Loan Document.

“Insurance” means Property Insurance, liability insurance and all other insurance that Owner requires Manager to maintain pursuant to this Agreement.

“Land” means the land described in Exhibit A to the Security Instrument(s).

“Leases” means all present and future leases, subleases, licenses, concessions or grants or other possessory interests now or hereafter in force, whether oral or written, covering or affecting the Property, or any portion of the Property, and all modifications, extensions or renewals.

“Lender” means any lender providing a loan to Owner which is secured by a mortgage or deed of trust on any Property.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance on any Property or any direct or indirect ownership interest in Borrower.

“Loan” means any loan provided by any Lender to Owner.

“Loan Documents” means all documents now or in the future executed by Owner in connection with any Loan.

“Manager Principal” means any of the following: (i) any general partner of Manager (if Manager is a partnership), (ii) any manager or managing member of Manager (if Manager is a limited liability company), (iii) any Person (limited partner, member or shareholder) with a collective direct or indirect equity interest in Manager equal to or greater than 25% (if Manager is an entity), or (iv) any trustee of Manager (if Manager is a trust).

“Material Adverse Effect” means a significant detrimental effect on: (i) the Properties taken as a whole, (ii) the business, prospects, profits, operations or condition (financial or otherwise) of Manager, (iii) the enforceability, validity, perfection or priority of the Lien of any Loan Document, or (iv) the ability of Manager to perform any obligations under this Agreement.

“Mold” means mold, fungus, microbial contamination or pathogenic organisms.

“Property” means, individually, and “Properties” means, collectively, the residential real properties encumbered by the Security Instruments.

“Non-U.S. Equity Holder” means any Person with a collective equity interest (whether direct or indirect) of 10% or more in Manager, and which is either (a) an individual who is not a citizen of the United States, or (b) an entity formed outside the United States.

“Note” means the Note (including any Amended and Restated Note, Consolidated, Amended and Restated Note, or Extended and Restated Note) evidencing the Indebtedness executed by Owner in favor of Lender, including all schedules, riders, allonges and addenda.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Lists” means either one of the following:

(i)	The OFAC Specially Designated Nationals and Blocked Persons List.

(a)

(ii)	The OFAC Consolidated Sanctions List.

“Person” means any natural person, sole proprietorship, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Personalty” means all of the following:

(a)	Accounts (including deposit accounts) of Owner related to any Property.

(b)

Equipment and inventory owned by Owner, which are used now or in the future in connection with the ownership, management or operation of the Land or Improvements or are located on the Land or Improvements, including furniture, furnishings, machinery, building materials, goods, supplies, tools, books, records (whether in written or electronic form) and computer equipment (hardware and software).

(c)

Other tangible personal property owned by Owner which is used now or in the future in connection with the ownership, management or operation of the Land or Improvements or is located on the Land or in the Improvements, including ranges, stoves, microwave ovens, refrigerators, dishwashers, garbage disposers, washers, dryers and other appliances (other than Fixtures).

(d)	Any service contracts relating to the Land or the Improvements.

(e)	Any surveys, plans and specifications and contracts for architectural, engineering and construction services relating to the Land or the Improvements.

(f)

All other intangible property, general intangibles and rights relating to the operation of, or used in connection with, the Land or the Improvements, including all governmental permits relating to any activities on the Land and including subsidy or similar payments received from any sources, including a Governmental Authority.

(g)	Any rights of Owner in or under letters of credit.

“Priority Repairs” means those repairs required to be performed under any Loan which are set forth on Schedule H attached hereto or of which Manager has been given written notice by Owner.

“Prohibited Activity or Condition” means each of the following:

(i)

The presence, use, generation, release, treatment, processing, storage (including storage in above-ground and underground storage tanks), handling or disposal of any Hazardous Materials on or under a Property.

(ii)	The transportation of any Hazardous Materials to, from or across a Property.

(iii)	Any occurrence or condition on a Property, which occurrence or condition is or may be in violation of Hazardous Materials Laws.

The term “Prohibited Activity or Condition” excludes the safe and lawful use and storage of each of the following materials, so long as the materials are used, stored, handled, transported, and disposed of in compliance with Hazardous Materials Laws:

(A)	Prepackaged supplies, cleaning materials, and petroleum products customarily used in the operation and maintenance of comparable properties.

(B)	Cleaning materials, personal grooming items, and other items sold in pre-packaged containers for consumer use and used by tenants and occupants of residential units in the Properties.

(C)	Petroleum products used in the operation and maintenance of motor vehicles from time to time located on the Property’s parking areas.

“Prohibited Parties List” means any one or more of the following:

(i)	The OFAC Lists.

(ii)	The FHFA SCP List.

“Property Document” means each agreement relating to a Property and each other instrument binding on any Property, including any reciprocal easement agreement, declaration of covenants, conditions and restrictions and any condominium or home owner’s association governing documents, rules and regulations.

“Property Improvement” is defined in Section 1.08(e)(v) of Schedule D.

“Property Jurisdiction” means the jurisdiction in which the Land is located for any particular Property.

“Regulatory Agreement” means any recorded or unrecorded agreement with a Regulatory Agreement Agency that encumbers any Property and which imposes use, occupancy and/or rent restrictions on any Property and/or its operation.

“Regulatory Agreement Agency” means a Governmental Authority, acting through any authorized representative, or any quasi-governmental authority, that is entitled to enforce the provisions of a Regulatory Agreement that encumbers any Property.

“Related Party” means all the following:

(i)	Manager.

(ii)	Any general partner of Manager if Manager is a general partnership.

(iii)

Any Person that holds, directly or indirectly, any ownership interest (including any shareholder, member or partner) in Manager, any general partner of Manager if Manager is a general partnership, or any Person that has a right to manage Manager or any general partner of Manager if Manager is a general partnership.

(iv)	Any Person in which Manager or any general partner of Manager if Manager is a general partnership.

(v)	Any Person in which any partner, shareholder, or member of Manager or any general partner of Manager if Manager is a general partnership.

(vi)	Any Person in which any Person holding an interest in Manager or any general partner of Manager if Manager is a general partnership.

(vii)	Any creditor of Manager that is related by blood, marriage or adoption to Manager.

(viii)

Any creditor of Manager or any general partner of Manager if Manager is a general partnership that is related to any partner, shareholder or member of, or any other Person holding an interest in, Manager or any general partner of Manager if Manager is a general partnership.

“Rent(s)” means all rents (whether from residential or non-residential space), revenues and other income of the Land or the Improvements, parking fees, laundry and vending machine income and fees and charges for food, health care and other services provided at the Property, whether now due, past due or to become due, and deposits forfeited by tenants.

“Rent Schedule” means a written schedule for the Properties showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable for the current month, the date through which rent has been paid, and any related information requested by Owner. The Rent Schedule should be prepared using the template available from Owner, which may be revised from time to time, or in a format otherwise acceptable to Owner.

“Repairs” means all repairs made to the Properties, including all Priority Repairs.

“Restoration” is defined in Section 1.09(i) of Schedule D.

“Security Instrument” means the mortgage(s), deed(s) of trust, deed(s) to secure debt or other similar security instrument(s) encumbering one or more Properties and securing Owner’s performance of its Loan obligations.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, whether general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a Lien on the Land or the Improvements, including any payments made in lieu of Taxes.

“Transfer” means any of the following: (i) a sale, assignment, transfer or other disposition or divestment of any direct or indirect interest in Manager, a Person that Controls Manager, or a Property (whether voluntary, involuntary or by operation of law), (ii) the granting, creating or attachment of a Lien, encumbrance or security interest (whether voluntary, involuntary or by operation of law), (iii) the issuance or other creation of an ownership interest in a legal entity, including a partnership interest, interest in a limited liability company or corporate stock, (iv) the withdrawal, retirement, removal or involuntary resignation of a partner in a partnership or a member or Manager in a limited liability company, (v) the merger, dissolution, liquidation, or consolidation of a legal entity or the reconstitution of one type of legal entity into another type of legal entity.

For purposes of defining the term “Transfer,” the term “partnership” means a general partnership, a limited partnership, a joint venture, a limited liability partnership, or a limited liability limited partnership and the term “partner” means a general partner, a limited partner, or a joint venturer.

“Transfer” does not include any of the following: (i) a conveyance of a Property at a judicial or non-judicial foreclosure sale under the Security Instrument, (ii) a Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code, (iii) the filing or recording of a Lien against a Property for local taxes and/or assessments not then due and payable, or (iv) a sale, assignment, transfer or other disposition or divestment of any direct or indirect interest in Manager or any owner of direct or indirect ownership interests in Manager.

“Unit” means each separate legal address comprising all or part of a Property.

Schedule H

Priority Repairs

[Omitted]